EXHIBIT 99.1

PRESS RELEASE

CREATIVE LEARNING CORPORATION

ST. AUGUSTINE, FL

MAY 11, 2017

CREATIVE LEARNING CORPORATION ANNOUNCES EXECUTIVE SUITE CHANGES

Creative Learning Corporation (OTCQX: CLCN)(“CLC” or the “Company”) announced today that the Company’s Chief Operating Officer (COO), Karla Kretsch, is assuming the position of Company president effective immediately.  Ms. Kretsch will be assuming these responsibilities from Michelle Cote, the Company’s founder.  Ms. Cote chose to step down from her position as Company president to assume the position of Director of Creative Development.  Additionally, the Company’s Interim CEO, Rod Whiton, will be stepping down.

Ms. Cote stressed her excitement in moving to the new role:  “I am excited to have the ability to focus my attention on my true passion:  developing educational materials that truly enrich children’s lives and expand their minds.”   Chairman of the Board Chuck Grant thanked Ms. Cote for her long-time work for the Company and also looked forward to the sorts of contributions she will make in her new role:  “We all believe that Ms. Cote has brought great creativity to the Company over the years with her passion for children’s educational development.  This new role will allow her to devote all her energy to that worthy endeavor that is at the heart of our Company.”

Ms. Kretsch came to the Company with a stellar record as a businesswoman capable of leading the Company to new heights.  Since becoming the Company’s Chief Operating Officer early this year, Ms. Kretsch has been highly active working closely with the Company board to take numerous steps designed to materially increase company revenue via domestic and international franchise sales and to reinforce franchisee stability to secure future royalty flow from existing franchisees.

Regarding steps to increase sales revenue, Ms. Kretsch has executed upon the strategic direction of the Company’s Board to plan and begin to implement important initiatives to improve domestic franchise sales. The Company will issue a press release next week describing one part of this effort, with more announcements to come as things get implemented. Furthermore, Ms. Kretsch has advanced the successful international sales efforts that the Company enjoyed last year. Here too, the Company anticipates making another announcement regarding international strategies in the near future.

Regarding reinforcement of franchisee stability to secure future royalty flow, Ms. Kretsch has, also under the direction of the Company board, worked diligently to: (1) provide operational consulting; (2) facilitate joint efforts between the home office and franchisees focused on best practices and training; (3) guide the Company's Operations and Marketing teams to successfully deliver new curriculum, implement a new franchisee support system, strengthen vendor relationships, and improve operational processes, tools and communications.

Ms. Kretsch draws upon her many years as a highly successful Company franchisee and previously, her long career as an executive at Wells Fargo.  At Wells Fargo, Ms. Kretsch worked with Wells Fargo clients and on Wells’ internal financial affairs on diverse matters ranging from operations to project management to risk management including a focus upon Sarbanes Oxley issues highly pertinent to public companies. Ms. Kretsch has obtained a CPA, and began her career at Arthur Andersen in audit and in financial consulting.

Regarding Mr. Whiton’s departure, Company Board Chair Chuck Grant expressed his appreciation for the work Mr. Whiton has done for the Company:  “We thank Rod Whiton for his contributions to the Company.  He stepped-up at a difficult time, and we so very much appreciate it.”

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Stockholders who desire to receive copies of CLC press releases directly from the Company should register by emailing the Company at: investorrelations@creativelearningcorp.com.  Inquiries regarding this press release should also be directed to that web address.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology.  Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual future results to differ materially from those projected or contemplated in the forward-looking statements.

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